UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cord Blood America, Inc. (Exact name of registrant as specified in its charter)
Florida (State or other jurisdiction of incorporation or organization)	65-1078768 (I.R.S. Employer Identification No.)
9000 West Sunset Boulevard, Suite 400 West Hollywood, California 90069 (Address of Principal Executive Offices)	90069 (Zip Code)
Business Consulting Agreement (Full title of the plan)
Gary D. Lipson, 390 N. Orange Ave., Suite 1500, Orlando, Florida 32801 (Name and address of agent for service)
305-670-6770 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.0001 par value	103,292 Shares	$0.25 Per Share	$25,823	$3.27

(1)	This registration statement covers the common stock issuable pursuant to a business consulting agreement executed with Henry Goddard.

(2)
The proposed maximum offering price is calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the price of $0.25 per share for 103,292 shares that have been issued under the consulting agreement.

(3)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457 under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

________________
Copies to:
Kyleen E. Cane
Cane Clark LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada 89120
(702) 312-6255

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Cord Blood America, Inc. (the “Company”), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	The Company’s Annual Report on Form 10-KSB, as amended, for the year ended December 31, 2004;

(2)
All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual Report for the year ended December 31, 2004 with the Securities and Exchange Commission;

(3)	The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission originally on May 2, 2005.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.  Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Florida Revised Statutes and the Articles and bylaws of the Company.

The Company’s Articles of Incorporation and by-laws include an indemnification provision under which the Company agreed to indemnify all directors and officers to the fullest extent permitted by the laws of the State of Florida.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description
5.1	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP regarding validity of securities with consent to use
10.1	Business Consulting Agreement with Henry Goddard
23.1	Consent of Tedder, James, Worden and Associates, P.A.

Item 9.     Undertakings.

The Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Cord Blood America, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Hollywood, State of California, on October 18, 2005.

    Cord Blood America, Inc.

   By:  /s/ Matthew L. Schissler
      Matthew L. Schissler,
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature         Title      Date

/s/ Joseph Vicente             Director        October 18, 2005
Joseph Vicente

/s/ Stephen Weir          Director         October 18, 2005
Stephen Weir